EXHIBIT 12

                OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
       COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                      (Amounts in millions, except ratios)

                                              Nine Months Ended
                                                    September 30                                  Year Ended December 31
                                            --------------------   -----------------------------------------------------
                                                 2000       1999        1999       1998       1997       1996       1995
----------------------------------------    ---------  ---------   ---------  ---------  ---------  ---------  ---------
Income (loss) from continuing
    operations(a)                           $   1,373  $     156   $     699  $     400  $     245  $     486  $     325
                                            ---------  ---------   ---------  ---------  ---------  ---------  ---------
Add:
    Provision (credit) for taxes on
      income (other than foreign
      and gas taxes)                              698         53         306        204         47         99        155
    Interest and debt expense(b)                  404        391         515        576        446        492        591
    Portion of lease rentals
      representative of the interest
      factor                                        5         25          31         36         39         38         43
                                            ---------  ---------   ---------  ---------  ---------  ---------  ---------
                                                1,107        469         852        816        532        629        789
                                            ---------  ---------   ---------  ---------  ---------  ---------  ---------
Earnings before fixed charges               $   2,480  $     625   $   1,551  $   1,216  $     777  $   1,115  $   1,114
                                            =========  =========   =========  =========  =========  =========  =========
Fixed charges
    Interest and debt expense
      including capitalized
      interest(b)                           $     404  $     398   $     522  $     594  $     462  $     499  $     595
    Portion of lease rentals
      representative of the interest
      factor                                        5         25          31         36         39         38         43
                                            ---------  ---------   ---------  ---------  ---------  ---------  ---------
    Total fixed charges                     $     409  $     423   $     553  $     630  $     501  $     537  $     638
                                            =========  =========   =========  =========  =========  =========  =========

Ratio of earnings to fixed charges               6.06       1.48        2.80       1.93       1.55       2.08       1.75
----------------------------------------    =========  =========   =========  =========  =========  =========  =========

(a) Includes (1) minority interest in net income of majority-owned subsidiaries and partnerships having fixed charges and (2) income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.
(b) Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.